SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                               G&K SERVICES, INC.
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                   [G&K LOGO]

                               G&K SERVICES, INC.
                          5995 Opus Parkway, Suite 500
                           Minnetonka, Minnesota 55343

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 6, 2003

                              ---------------------

TO THE SHAREHOLDERS OF G&K SERVICES, INC.:

     Please take notice that the Annual Meeting of Shareholders of G&K Services, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, at the Company's headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, November 6, 2003, at 10:00 a.m. Central Standard Time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1.   To elect three "Class II" directors to serve for terms of three years;

     2. To ratify the appointment of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for fiscal 2004;

     3. To vote upon a shareholder proposal recommending the declassification of the Company's Board of Directors; and

     4. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on September 10, 2003, will be entitled to vote at the meeting or any adjournments thereof.

     A proxy for the meeting is enclosed herewith. You are requested to fill in and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.

                                            By Order of the Board of Directors

                                            G&K SERVICES, INC.

                                            /s/ JEFFREY L. WRIGHT

                                            Jeffrey L. Wright, Secretary

September 26, 2003

                      THIS PAGE INTENTIONALLY LEFT BLANK

                                 PROXY STATEMENT
                                       OF
                               G&K SERVICES, INC.

                          5995 Opus Parkway, Suite 500
                           Minnetonka, Minnesota 55343

                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                NOVEMBER 6, 2003

                              ---------------------

                               PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held November 6, 2003 (the "Meeting"). The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was September 26, 2003. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the Meeting and at any adjournments thereof. Presence at the Meeting of a shareholder who has signed a proxy does not, alone, revoke that proxy. Only shareholders of record at the close of business on September 10, 2003 (the "Record Date") will be entitled to vote at the Meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding two classes of voting securities, Class A Common Stock, $0.50 par value, and Class B Common Stock, $0.50 par value, of which 19,261,815 shares of Class A Common Stock and 1,474,996 shares of Class B Common Stock were outstanding as of the close of business on the Record Date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters put to a vote of shareholders. The Company's Class A and Class B Common Stock are collectively referred to in this Proxy Statement as the Company's "Common Stock."

     The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of the Company's Common Stock and the voting power resulting from the ownership of such stock by (i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Common Stock of the Company, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table (each a "Named Executive Officer"), and (iv) all Named Executive Officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

                                                   Class A Common Stock (2)   Class B Common Stock
                                                   ------------------------   --------------------
                                                     Number of      Percent     Number     Percent      Percent of
Name of Beneficial Owner (1)                           Shares      of Class   of Shares   of Class   Voting Power (3)
----------------------------                       -------------   --------   ---------   --------   ----------------
Michael G. Allen(4) ...........................        4,000 (7)       *          --          --              *
Paul Baszucki (5) .............................       10,000 (8)       *          --          --              *
Richard M. Fink (4) ...........................      184,430 (9)       *       973,193      66.0%          29.1%
Wayne M. Fortun (6) ...........................       10,155 (8)       *          --          --              *
Donald W. Goldfus (6) .........................       13,750 (8)       *          --          --              *
William M. Hope (5) ...........................       63,677 (10)      *          --          --              *
Richard L. Marcantonio (5) ....................       53,334 (11)      *          --          --              *
Thomas R. Moberly (6) .........................      102,941 (12)      *          --          --              *
M. Lenny Pippin (4) ...........................        3,000 (7)       *          --          --              *
Alice M. Richter (5) ..........................           --           *          --          --              *
D. R. Verdoorn (5) ............................        7,000 (13)      *          --          --              *
Robert G. Wood ................................       34,546 (14)      *          --          --              *
Jeffrey L. Wright .............................       34,247 (15)      *          --          --              *
All named executive officers and directors as a
 group (13 persons) ...........................      521,080 (16)     2.7%     973,193      66.0%          30.0%
T. Rowe Price Associates, Inc. (17)
 100 E. Pratt Street
 Baltimore, MD 21202 ..........................    1,840,200          9.6%        --          --            5.4%
FMR Corp. (17)
 82 Devonshire Street
 Boston, MA 02109 .............................    1,135,190          5.9%        --          --            3.3%
Fiduciary Management, Inc. (17)
 225 East Mason Street,
 Milwaukee, WI 53202 ..........................    1,350,185          7.0%        --          --            4.0%

------------

*    Less than 1%.

(1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) Does not include shares of Class A Common Stock which may be acquired by holders of Class B Common Stock upon conversion of their shares of Class B Common Stock, at any time, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

(3) Holders of Class B Common Stock are entitled to ten votes for each share on all matters submitted to a vote of shareholders. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

(4) Each of these persons is currently a Class I director of the Company. Mr. Fink is also an executive officer.

(5) Mr. Baszucki is currently Class II director and a nominee for re-election to the Board of Directors; Messrs. Hope and Verdoorn, who currently serve as Class II directors, have elected not to stand for re-election; Mr. Marcantonio and Ms. Richter are Class II director-nominees.

(6) Each of these persons is currently a Class III director of the Company. Mr. Moberly is also an executive officer.

(7) Includes 3,000 shares subject to options that are exercisable within the next 60 days.

(8) Includes 9,000 shares subject to options that are exercisable within the next 60 days.

(9) Includes 27,065 shares subject to options that are exercisable within the next 60 days, 78,226 shares held by Richard M. Fink as co-trustee for the benefit of one of his children, 15,406 shares owned by a private foundation with respect to which Mr. Fink has shared voting power and 7,700 shares held by Mr. Fink's spouse.

(10) Includes 4,000 shares subject to options that are exercisable within the next 60 days.

(11) Includes 33,334 shares subject to options that are exercisable within the next 60 days.

(12) Includes 28,557 shares subject to options that are exercisable within the next 60 days, 11,400 shares held as joint tenant with his spouse, 726 shares held as custodian for his children and 1,000 shares held by his spouse.

(13) Includes 5,000 shares subject to options that are exercisable within the next 60 days.

(14) Includes 15,514 shares subject to options that are exercisable within the next 60 days and 1,127 shares held pursuant to the Company's Employee Stock Purchase Plan.

(15) Includes 21,679 shares subject to options that are exercisable within the next 60 days.

(16) Includes 170,436 shares subject to options that are exercisable within the next 60 days.

(17) Based solely upon the most recent report filed with the SEC pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, as amended.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

     On June 14, 1985, Richard M. Fink, Chairman of the Board of the Company and certain other persons who are no longer holders of Class B Common Stock entered into a Stockholder Agreement with the Company. This Stockholder Agreement presently covers 1,407,423 shares of Class B Common Stock, representing approximately 95.4% of the outstanding shares of the Class B Common Stock. The Stockholder Agreement provides for restrictions on the transferability of the Class B Common Stock, in addition to certain restrictions contained in the Company's Restated Articles of Incorporation. The shares of Class B Common Stock were acquired pursuant to an exchange offer made by the Company in May 1985. The shares of Class B Common Stock owned by Mr. Fink represent substantial voting control of the Company.

                               PROPOSAL NUMBER 1:

                         ELECTION OF CLASS II DIRECTORS

     The Board of Directors of the Company presently consists of nine directors. Pursuant to the Company's articles of incorporation, these nine directors are divided into three classes, designated as Class I, Class II and Class III, respectively, which are elected to serve for staggered three-year terms of office that expire in successive years. The respective current terms of office for the directors in Class I, Class II and Class III expire at the 2005, 2003 and 2004 Annual Shareholders' Meetings.

     Messrs. Paul Baszucki and Richard L. Marcantonio and Ms. Alice M. Richter have been nominated by the Board of Directors to serve as the Class II directors of the Company for a three-year term commencing immediately following the Meeting and expiring at the 2006 Annual Shareholders' Meeting, or until his or her successor is elected and qualified. If elected, each such nominee has consented to serve as a Class II director. Mr. Baszucki currently serves as a Class II director, along with Messrs. William M. Hope and D.R. Verdoorn, who have elected not to stand for re-election at the Meeting.

     Set forth below is information regarding the three individuals nominated for election to the Board of Directors of the Company as Class II directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date hereof.


                                                    Principal Occupation, Business Experience Past                 Director
Name and Age of Director / Nominee                 Five Years and Directorships in Public Companies                 Since
------------------------------------   ------------------------------------------------------------------------   ---------
Class II Nominees:
Paul Baszucki (63)                     Mr. Baszucki is a director of the Company and serves as Chairman             1994
                                       of the Company's Audit Committee. Mr. Baszucki also serves as
                                       Chairman of the Board of Directors of Norstan, Inc. and as a director and member of the Audit Committee of WSI Industries, Inc. He has been a director of Norstan since 1975 and has served as Chairman of
                                       Norstan's Board of Directors since May 1997. He served as the Chief
                                       Executive Officer of Norstan from 1986 until May 1997, and again from December 1999 to October 2000. Mr. Baszucki has been a director of WSI Industries since 1988.

Richard L. Marcantonio (53)            Mr. Marcantonio has served as President and Chief Operating Officer           N/A
                                       of the Company since July 2002. Prior to joining the Company,
                                       Mr. Marcantonio served as President of the industrial and service sectors at Ecolab Inc., a leading global developer and marketer of cleaning and maintenance products, from March 2002 until June
                                       2002. Mr. Marcantonio served as Senior and/or Executive Vice
                                       President of Ecolab's industrial group from March 1997 until
                                       December 2000 and served as Executive Vice President of Ecolab's industrial and service sectors from January 2001 until February 2002.
                                       Prior to his employment at Ecolab, Mr. Marcantonio served in senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc. He also served as
                                       President and Chief Executive Officer of Specialty Brands, another subsidiary of United Biscuits (Holdings) plc.

Alice M. Richter (50)                  Ms. Richter has been retired since June 2001. Prior to her retirement,        N/A
                                       she was a certified public accountant with KPMG LLP for 26 years.
                                       Ms. Richter joined KPMG's Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at
                                       KPMG, she served as the National Industry Director of KPMG's
                                       U.S. Food and Beverage practice and has also served as a member of the Board of Trustees of the KPMG Foundation from 1991-2001.

Vote Required

     All shares represented by proxies will be voted "FOR" the election of the foregoing Class II nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present and entitled to vote at the Meeting is required for election to the Board of each of the three nominees named above. A shareholder who abstains with respect to this proposal is considered to be present and entitled to vote on this proposal, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall not be considered present and entitled to vote on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED ABOVE.

              DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                                                                                                        Director
Name                                Age    Title                                              Since   Term Expires
----                                ---    -----                                              -----   ------------
Richard M. Fink ................    73     Chairman and Director (Class I)                    1968        2005
Richard L. Marcantonio .........    53     President and Chief Operating Officer              2002          --
Thomas R. Moberly ..............    55     Chief Executive Officer and Director (Class III)   1993        2004
Robert G. Wood .................    55     President, G&K Services Canada, Inc.               2000          --
Michael F. Woodard .............    46     Controller                                         1996          --
Jeffrey L. Wright ..............    41     Chief Financial Officer and Secretary              1999          --
Michael G. Allen ...............    65     Director (Class I)                                 2001        2005
Paul Baszucki ..................    63     Director (Class II)                                1994        2003
Wayne M. Fortun ................    54     Director (Class III)                               1994        2004
Donald W. Goldfus ..............    69     Director (Class III)                               1989        2004
M. Lenny Pippin ................    56     Director (Class I)                                 2001        2005

Directors Not Seeking Re-election:

William M. Hope ................    70     Director (Class II)                                1983        2003
D.R. Verdoorn ..................    64     Director (Class II)                                2000        2003

     Richard M. Fink -- Mr. Fink has been a director of the Company since 1968 and currently serves as Chairman of the Company's Board of Directors. Mr. Fink also served as Chief Executive Officer of the Company until January 1997.

     Richard L. Marcantonio -- See the information set forth under "Election of Class II Directors" above.

     Thomas R. Moberly -- Mr. Moberly has been a director of the Company since 1993 and has served as Chief Executive Officer of the Company since January 1999. Mr. Moberly also served as the Company's President from September 1997 until July 2002, and has held several other management positions with the Company, including Chief Operating Officer from September 1997 to January 1999 and Executive Vice President from February 1993 to September 1997. Prior thereto, Mr. Moberly was a Regional Manager of the Company.

     Robert G. Wood -- Mr. Wood has served as President of the Company's Canadian operations since 1998 and Regional Vice President since 1997. Mr. Wood joined the Company in 1995 as a General Manager and served as an Executive Vice President of the Company from May 2000 until July 2002. Prior to joining the Company, he was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in a variety of operating, sales, service and marketing positions.

     Michael F. Woodard -- Mr. Woodard has served as the Company's Controller since he joined the Company in September 1996. Mr. Woodard was Treasurer of Dataserv, Inc. from 1993 to the time he joined the Company.

     Jeffrey L. Wright -- Mr. Wright has served as the Company's Chief Financial Officer and Secretary since February 1999, and served as the Company's Treasurer from February 1999 until November 2001. Mr. Wright was with BMC Industries, Inc. from 1996 until the time he joined the Company, serving as Controller from 1996-1998 and Treasurer from 1998-1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc.

     Michael G. Allen -- Mr. Allen is a director of the Company and serves as a member of the Company's Audit Committee. Mr. Allen founded The Michael Allen Company, a Connecticut-based strategy development company, and has served as that company's Founder Chairman since its inception in 1979. From 1974 to 1979, Mr. Allen served as Vice President of Corporate Strategy for General Electric.

     Paul Baszucki -- See the information set forth under "Election of Class II Directors" above.

     Wayne M. Fortun -- Mr. Fortun is a director of the Company and serves as Chairman of the Company's Compensation Committee. Mr. Fortun also serves as a director of Hutchinson Technology Inc., a world leader in precision manufacturing of suspension assemblies for disk drives. He has served as Hutchinson Technology's President and Chief Operating Officer since

1983 and as its Chief Executive Officer since May 1996. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc.

     Donald W. Goldfus -- Mr. Goldfus is a director of the Company and serves as a member of the Company's Compensation and Corporate Governance Committees. Retired since June 1999, Mr. Goldfus was formerly the Chairman of the Board of Directors of Apogee Enterprises, Inc. and continues to serve as a director of Apogee and a member of Apogee's Corporate Governance and Finance Committees. Mr. Goldfus also served as Chief Executive Officer of Apogee from 1986 until January 1998.

     M. Lenny Pippin -- Mr. Pippin is a director of the Company and serves a member of the Company's Compensation and Corporate Governance Committees. Mr. Pippin has served as President and Chief Executive Officer of The Schwan Food Company since November 1999. Prior to joining Schwan, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries. He continues to serve as a director of Lykes Brothers and also serves as a director and member of the Audit Committee of American Tire Distributors, Inc, a nationwide supplier of aftermarket wheels, accessories and automotive service equipment to tire dealers, service repair shops, and automotive performance shops.

Directors Not Seeking Re-election:

     William M. Hope--Mr. Hope is a director of the Company and serves as a member of the Company's Compensation Committee. Mr. Hope formerly served as Chief Executive Officer of the Company from January 1997 until January 1999, and as the Company's President and Chief Operating Officer from 1993 to 1997. Mr. Hope also served as Chairman of the Board of Directors of Minntech Corporation from June 2000 until September 2001 and served as Minntech's Interim Chief Executive Officer from June 2000 to November 2000.

     D.R. Verdoorn -- Mr. Verdoorn is a director of the Company and serves as a member of the Company's Audit Committee. In addition, Mr. Verdoorn has served as a member of the Board of Directors of C.H. Robinson Worldwide, Inc. since 1975 and has served as Chairman of C.H. Robinson's Board of Directors since 1998. From 1977 until May 2002, Mr. Verdoorn served as Chief Executive Officer of C.H. Robinson and its predecessor, and served as its President from 1977 until December 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who have served as executive officers during the fiscal year ended June 28, 2003 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                            Annual Compensation
                                             ---------------------------------------------

                                     Fiscal                                Other Annual
Name and Principal Position           Year   Salary ($)(1)  Bonus ($)  Compensation ($)(2)
---------------------------          ------  -------------  ---------  -------------------
Richard M. Fink ...................   2003      373,313        6,132           9,887
 Chairman of the Board                2002      390,750           --          34,817
                                      2001      376,173           --          37,209
Thomas R. Moberly(5) ..............   2003      525,002       17,655          16,742
 Chief Executive Officer              2002      475,000           --          19,281
                                      2001      430,685           --          13,699
Richard L. Marcantonio(6) .........   2003      469,231      150,000          21,828
 President and Chief
 Operating Officer
Robert G. Wood(7) .................   2003      283,405        7,581          40,691
 President - G&K Services             2002      267,611           --          37,305
 Canada Inc.                          2001      253,558       12,364          14,296
Jeffrey L. Wright .................   2003      252,542       20,000          25,701
 Chief Financial Officer              2002      232,500           --          11,474
 and Secretary                        2001      205,788           --           7,530



                                             Long-Term
                                       Compensation - Awards
                                     --------------------------
                                       Restricted    Securities
                                         Stock       Underlying       All Other
Name and Principal Position          Awards ($)(3)  Options (#)  Compensation ($)(4)
---------------------------          -------------  -----------  ------------------
Richard M. Fink ...................          --        12,300          27,173
 Chairman of the Board                  193,020         6,887          29,317
                                             --         6,456          27,585
Thomas R. Moberly(5) ..............          --        21,000          31,606
 Chief Executive Officer                413,706         8,050          29,761
                                             --         7,242          22,903
Richard L. Marcantonio(6) .........     638,250       110,000          14,453
 President and Chief
 Operating Officer
Robert G. Wood(7) .................          --         6,000           3,260
 President - G&K Services                    --         4,920           4,508
 Canada Inc.                            221,027         4,211             904
Jeffrey L. Wright .................          --        10,000          18,438
 Chief Financial Officer                     --         3,220          14,818
 and Secretary                          221,027         2,639          10,510

------------

(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan.

(2) Includes compensation relating to reimbursement for the payment of taxes resulting from the vesting of restricted stock awards, personal use of company car and country club dues.

(3) Amounts shown in this column reflect the dollar value (net of any consideration paid by the named executive officer) of awards of restricted stock as of the date such awards were granted, calculated by multiplying
     (i) the difference between (A) the closing market price of unrestricted Class A Common Stock of the registrant on the Nasdaq National Market on the date of grant, and (B) the consideration paid by the Named Executive Officer, by (ii) the number of shares awarded. As of June 28, 2003, the Named Executive Officers held the following as a result of grants under the 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan: Mr. Fink held 4,800 restricted shares at a market value (net of any consideration paid by Mr. Fink) of $140,304; Mr. Moberly held 11,640 restricted shares at a market value (net of any consideration paid by Mr. Moberly) of $340,237; Mr. Marcantonio held 17,000 restricted shares at a market value (net of any consideration paid by Mr. Marcantonio) of $496,910; Mr. Wood held 9,345 restricted shares at a market value (net of any consideration paid by Mr. Wood) of $273,154; and Mr. Wright held 7,674 restricted shares at a market value (net of any consideration paid by Mr. Wright) of $224,311. Restricted stock awards vest in equal annual installments of five to seven years beginning on the first anniversary of the date of grant. Regular dividends are paid on the restricted shares. The Company has agreed to make certain payments to the recipients of restricted stock to cover the taxes payable by such persons upon the vesting of such shares. See footnote 2 above.

(4) Represents matching contributions by the Company under the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan and payment by the Company of term life insurance premiums.

(5) Mr. Moberly also served as President of the Company from September 1997 until July 2002.

(6) Mr. Marcantonio was designated an executive officer of the Company effective July 15, 2002. Pursuant to an agreement with the Company, Mr. Marcantonio was entitled to receive a bonus of $150,000 for fiscal 2003.

(7) Mr. Wood was designated an executive officer of the Company in May 2000. Mr. Wood currently serves as President of the Company's Canadian operations and served as Executive Vice President of the Company from May 2000 until July 2002. Mr. Wood's compensation, set forth above in U.S. Dollars, was converted from Canadian Dollars using conversion ratio of U.S. Dollars to Canadian Dollar equal to 0.6635.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the number of individual grants of stock options made during fiscal year 2003 to the Named Executive Officers:

                                                                                                  Potential Realizable Value
                                                                                                  at Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                                                        Individual Grants                               for Option Term
                                  --------------------------------------------------------------  --------------------------
                                  Number of Shares   Percent of Total
                                     Underlying      Options Granted   Exercise or
                                       Options       to Employees in    Base Price    Expiration
Name                                 Granted (#)      Fiscal Year(%)   ($/Share)(1)      Date       5% ($)(4)    10% ($)(4)
----                              ----------------   ----------------  -------------  ----------   ----------    ----------
Richard M. Fink ................    12,300 (2)              3.4          $ 35.69        1/2/13     $  276,077    $  699,632
Richard L. Marcantonio .........    100,000 (3)            27.4          $ 31.32       7/15/12     $1,969,698    $4,991,601
Richard L. Marcantonio .........    10,000 (2)              2.7          $ 35.69        1/2/13     $  224,452    $  568,807
Thomas R. Moberly ..............    21,000 (2)              5.8          $ 35.69        1/2/13     $  471,350    $1,194,494
Robert G. Wood .................     6,000 (2)              1.6          $ 35.69        1/2/13     $  134,671    $  341,284
Jeffrey L. Wright ..............    10,000 (2)              2.7          $ 35.69        1/2/13     $  224,452    $  568,807

------------

(1) Amount represents the fair market value of the Company's Common Stock on the date of grant.

(2) Options were issued on January 2, 2003 and vest in equal annual installments over three years commencing on the first anniversary of the grant date.

(3) Options were issued on July 15, 2002 and vest in equal annual installments over three years commencing on the first anniversary of the grant date.

(4) The hypothetical potential appreciation shown in these columns for the named executive is required by rules of the SEC. These amounts do not represent either the historical or anticipated future performance of the Company's common stock price appreciation.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information as to the exercise of options and number and value of unexercised options at fiscal year-end for each of the Named Executive Officers who owned options during fiscal 2003:

                                                                          Number of Securities       Value of Unexercised
                                                                         Underlying Unexercised          in-the-Money
                                      Shares Acquired       Value        Options at 6/28/03 (#)     Options at 6/28/03 ($)
Name                                  on Exercise (#)   Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable
----                                  ---------------   ------------   -------------------------   -------------------------
Richard M. Fink (1) ................        0               --              20,609 / 25,643             $59,125 /$20,200
Richard L. Marcantonio (2) .........        0               --                   0 /110,000                   --/--
Thomas R. Moberly (3) ..............        0               --              21,314 / 36,909             $59,125 /$23,237
Robert G. Wood (4) .................        0               --              11,303 / 15,131             $39,415 /$13,937
Jeffrey L. Wright (5) ..............        0               --              19,040 / 15,859             $47,300 / $8,978

------------

(1) Options held as of June 28, 2003 include (i) 3,850 options granted on September 1, 1998 at an exercise price of $46.00 per share; (ii) 4,259 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 6,456 options granted on September 1, 2000 at an exercise price of $28.50 per share; (v) 6,887 options granted September 1, 2001 at an exercise price of $27.95; and (vi) 12,300 options granted on January 2, 2003 at an exercise price of $35.69 per share. The closing sale price of the Class A Common Stock on June 28, 2003 was $29.73.

(2) Options held as of June 28, 2003 include (i) 100,000 options granted on July 15, 2002 at an exercise price of $31.32 per share; and (ii) 10,000 options granted on January 2, 2003 at an exercise price of $35.69 per share. The closing sale price of the Class A Common Stock on June 28, 2003 was $29.73.

(3) Options held as of June 28, 2003 include (i) 2,160 options granted on January 2, 1998 at an exercise price of $41.88 per share; (ii) 2,880 options granted on September 1, 1998 at an exercise price of $46.00 per share; (iii) 4,391 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iv) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (v) 7,242 options granted on September 1, 2000 at an exercise price of $28.50 per share; (vi) 8,050 options granted on September 1, 2001 at an exercise price of $27.95 per share; and (vii) 21,000 options granted on January 2, 2003 at an exercise price of $35.69 per share. The closing sale price of the Class A Common Stock on June 28, 2003 was $29.73.

(4) Options held as of June 28, 2003 include (i) 1,410 options granted on September 1, 1998 at an exercise price of $46.00 per share; (ii) 1,560 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 4,211 options granted on September 1, 2000 at an exercise price of $28.50 per share; (v) 4,920 options granted on September 1, 2001 at an exercise price of $27.95 per share; and (vi) 6,000 options granted on January 2, 2003 at an exercise price of $35.69 per share. The closing sale price of the Class A Common Stock on June 28, 2003 was $29.73.

(5) Options held as of June 28, 2003 include (i) 7,500 options granted on February 8, 1999 at an exercise price of $53.34 per share; (ii) 1,540 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 10,000 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 2,639 options granted on September 1, 2000 at an exercise price of $28.50 per share; (v) 3,220 options granted on September 1, 2001 at an exercise price of $27.95 per share; and (vi) 10,000 options granted on January 2, 2003 at an exercise price of $35.69 per share. The closing sale price of the Class A Common Stock on June 28, 2003 was $29.73.

                              PENSION PLAN TABLE

                                   Years of Service
                 ----------------------------------------------------
Remuneration        15         20         25         30         35
------------     --------   --------   --------   --------   --------
  $125,000       $ 31,250   $ 41,667   $ 52,083   $ 62,500   $ 62,500
   150,000         37,500     50,000     62,500     75,000     75,000
   175,000         43,750     58,333     72,917     87,500     87,500
   200,000         50,000     66,667     83,333    100,000    100,000
   225,000         56,250     75,000     93,750    112,500    112,500
   250,000         62,500     83,333    104,167    125,000    125,000
   300,000         75,000    100,000    125,000    150,000    150,000
   350,000         87,500    116,667    145,833    175,000    175,000
   400,000        100,000    133,333    166,667    200,000    200,000
   450,000        112,500    150,000    187,500    225,000    225,000

     The table above sets forth the estimated annual straight life annuity benefits payable upon an executive's retirement at age 65 under both the Company's Pension Plan and its Supplemental Executive Retirement Plan, for various compensation and years of service categories, without any reduction for Social Security benefits. These plans take into account the average annual salary and bonus shown in the Summary Compensation Table paid during the five consecutive calendar years in which such amounts were highest (within the past 10 years). The number of years of service credited for Messrs. Fink, Marcantonio, Moberly, Wood and Wright as of June 28, 2003 were 38 years, 0 years, 29 years, 8 years and 4 years, respectively.

Employment Agreements

     Effective January 1, 2001, the Company entered into an Executive Employment Agreement for an indefinite term with each of Messrs. Fink, Moberly, Wright and Wood. On June 25, 2002, the Company entered into an Executive Employment Agreement with Richard L. Marcantonio that became effective on July 15, 2002 and under which Mr. Marcantonio currently serves as the Company's President and Chief Operating Officer (this agreement and the Company's agreements with Messrs. Fink, Moberly, Wright and Wood are each hereinafter referred to as an "Agreement"). Each Agreement will terminate upon the death, disability or retirement of the executive who is a party to the Agreement and provides that employment may be terminated at any time by the Company or by the executive upon 30 days notice. If the Company terminates the Agreement without "Cause", and the terminated executive executes a written release form, the executive is then entitled receive the salary and benefits provided under the Agreement for a period of twelve months following his termination, except that Mr. Marcantonio will be entitled to receive his salary and benefits for a period of eighteen months if he is terminated within the first two years of employment. Each Agreement also provides that if within one year of any "Change in Control" of the Company (as defined in the Agreements), either (1) the Company terminates the executive for any reason other than for Cause, or (2) the executive terminates his employment for "Good Reason", then the executive is entitled to:

     (1) continuation of salary and benefits for twelve months as described above, except that Mr. Marcantonio will be entitled to continuation of his salary and benefits for twenty-four months; and

     (2)  reimbursement of all reasonable outplacement expenses up to $12,000.

     The Agreements define "Cause" as, among others things: (1) the failure or refusal to perform duties, (2) indictment or conviction of a felony, (3) drunkenness or abuse of drugs, (4) material dishonesty, or (5) gross negligence. The Agreements define "Good Reason" as, among others: (1) an adverse involuntary change in the executive's status or position, (2) a reduction, by the Company, in the executive's base salary, (3) the Company requiring the executive to be based anywhere other than where the executive's office is located as of the day before a Change in Control, or (4) any purported termination by the Company of this Agreement or the employment of the executive at any time after a Change in Control.

     Each of Messrs. Fink, Marcantonio, Moberly, Wood and Wright has agreed that for a period of eighteen (18) months following the termination of his employment with the Company, he will not (i) compete against the Company, (ii) obtain any ownership interest in any competitor or become employed by any competitor, (iii) encourage any employees of the Company to violate the terms of their employment contracts with the Company or (iv) attempt to take away any customers of the

Company. Each has also agreed not to disclose any confidential Company information at any time before or after termination of his employment with the Company.

     On August 27, 2003, the Company announced that Mr. Moberly will retire as Chief Executive Officer of Company effective as of January 1, 2004. The Board of Directors has approved the appointment of Mr. Marcantonio to replace Mr. Moberly as the Company's Chief Executive Officer at that time. Mr. Moberly, who has been an employee of the Company for 29 years and a director since 1993, intends to serve out his current term on the Board of Directors.

Change In Control Agreements

     The Company has entered into change of control agreements with each of Messrs. Fink, Marcantonio, Moberly, Wood and Wright. Each agreement provides that upon a Change in Control, as defined in the 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan (together the "Plans"), (i) the restrictions on all shares of restricted stock awards shall lapse immediately; (ii) all outstanding options and stock appreciation rights shall become immediately exerciseable; and (iii) all performance share objectives shall be deemed to have been met and payment thereon shall be made immediately.

Director Compensation

     During fiscal 2003, the Company paid each director who was not otherwise employed by the Company an annual fee of $14,000, along with a $2,000 fee for each meeting of the Board of Directors attended in person ($1,000 for those attended telephonically) and $500 for each committee meeting of the Board of Directors attended in person (the Company did not pay directors for committee meetings attended telephonically).

     In addition, directors who are not otherwise employed by the Company participate in the 1996 Director Stock Option Plan (the "1996 Plan") which provides for an annual grant to non-employee directors of options to purchase 1,000 shares at an option exercise price equal to the average of the closing prices of the Company's Class A Common Stock during the ten business days preceding the Company's Annual Meeting for a given year. Each such option has a ten-year term and generally becomes exercisable on the first anniversary of the grant date. In connection with the original adoption of the 1996 Plan, each of Messrs. Baszucki, Fortun and Goldfus received a one-time grant of options to purchase 3,000 shares of Class A Common Stock. Messrs. Verdoorn, Allen and Pippin also received one-time grants of options to purchase 3,000 shares of Common Stock on October 26, 2000, November 8, 2001 and November 8, 2001, the respective dates of their initial elections to the Board of Directors. Each of the 3,000 share options has a ten-year term and vests in three equal installments on each of the first, second and third anniversaries of the grant date.

     Effective July 1, 2003, the Company increased the annual fee paid to its directors to $21,000, and increased the fee paid for each committee meeting attended in person to $1,000. The Company also instituted a $500 fee for each Board or committee meeting attended telephonically and will pay a $3,000 retainer to the Chairperson of each committee of the Board of Directors. The $2,000 fee for Board meetings attended in person and the annual grants of stock options under the 1996 remain unchanged.

Stock Performance Graph

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following graph summarizes the cumulative five-year return on $100 invested in the Company's common stock, the Standard and Poor's ("S&P") 500 Stock Index and a nationally recognized group of companies in the uniform services industry (the "Peer Index"). The companies included in the Peer Index are Angelica Corporation, Cintas Corporation, G&K Services, Inc., Unifirst Corporation and Aramark Corporation. National Service Industries, Inc., a corporation previously included within the Company's peer group index, recently completed a merger transaction pursuant to which it ceased being a public-traded corporation and is therefore not included within the Peer Index.

     The graph illustrates the cumulative values at the end of each succeeding fiscal quarter resulting from the change in the stock price, assuming dividend reinvestment.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG G&K SERVICES, INC., THE S&P 500 INDEX AND A PEER GROUP

          [DATA BELOW IS PRESENTED BY A CHART IN THE ORIGINAL REPORT]

                                           Cumulative Total Return
                             ---------------------------------------------------
                              6/98     6/99     7/00     6/01     6/02     6/03
                             ------   ------   ------   ------   ------   ------
G&K SERVICES, INC.           100.00   114.41    58.52    62.98    80.35    69.92
S & P 500                    100.00   122.76   131.66   112.13    91.96    92.19
PEER GROUP                   100.00   114.31    97.36   123.42   135.45   101.97

* $100 invested on 6/27/98 in stock or on 6/30/98 in index -- including reinvestment of dividends.

Copyright (C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                               PROPOSAL NUMBER 2:

                          TO RATIFY THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of directors has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year 2004. Ernst & Young has performed this function for the Company commencing with the fiscal year ended June 29, 2002. The Company expects that representatives of Ernst & Young will be in attendance at the Meeting, will have an opportunity to make a statement if they so desire, and will available to respond to appropriate questions.

Change in Independent Auditors

     On May 23, 2002, the Company's Board of Directors and its Audit Committee decided to no longer engage Arthur Andersen LLP as the Company's independent auditors and engaged Ernst & Young LLP to serve as the Company's independent auditors for fiscal 2002.

     Neither of Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended July 1, 2000 and June 30, 2001 contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended July 1, 2000 and June 30, 2001 and through the date of Arthur Andersen's dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company's consolidated financial statements, and there are no reportable events as described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

     During the fiscal years ended July 1, 2000 and June 30, 2001 and through the date of the Company's engagement of Ernst & Young, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees billed to Company by Auditors:

     Set forth below are the fees billed by Ernst & Young for the fiscal year ended June 28, 2003, and the fees billed to Ernst & Young and Arthur Andersen, respectively, for the fiscal year ended June 29, 2002.

                                  Fiscal Year Ended                  Fiscal Year Ended
                                    June 28, 2003                      June 29, 2002
                                  -----------------   --------------------------------------------
                                    Ernst & Young     Ernst & Young   Arthur Andersen      Total
                                  -----------------   -------------   ---------------   ----------
Audit Fees(1) .................       $197,400          $137,914        $  30,500       $  168,414
Audit Related Fees(2) .........        126,995                --          228,190          228,190
Tax Fees(3) ...................        464,295                --          555,542          555,542
All Other Fees ................             --                --           86,727(4)        86,727
                                      --------          --------        ---------       ----------
Total .........................       $788,690          $137,914        $ 900,960       $1,038,874
                                      ========          ========        =========       ==========

------------

(1) Represents amounts related to the audit of the Company's annual consolidated financial statements and the review of the Company's consolidated financial statements included in the Company's quarterly reports on Form 10-Q.

(2) Represents amounts reasonably related to the performance of the audit or review of the Company's consolidated financial statements which are not reported under the Audit Fees category.

(3) Represents amounts related to tax compliance, tax consulting, and tax planning services.

(4) Represents consulting fees related to the implementation of the Company's customer relationship management system.

     The Company's Audit Committee has reviewed the services described in footnotes (2) and (3) above provided by Ernst & Young and has concluded that the provision of such services is compatible with maintaining Ernst & Young's independence.

Vote Required

     Ratification of Ernst & Young LLP's appointment as independent auditors of the Company for the fiscal year 2004 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present and entitled to vote at the Meeting. A shareholder who abstains with respect to this proposal is considered to be present and entitled to vote on this proposal at the Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall not be considered present and entitled to vote on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS.

                               PROPOSAL NUMBER 3:

            SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

     Amalgamated Bank LongView SmallCap 600 Index Fund, having an office at 11-15 Union Square, New York, New York 10003, and beneficial owner of 15,690 shares of the Company's Class A Common Stock at the time of its submission, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

          "RESOLVED, the stockholders of G&K Services, Inc. (the "Company") request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

          The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

          The Company's board of directors is divided into three classes, with one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

          We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

          We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

          WE URGE YOU TO VOTE "FOR" THIS RESOLUTION."

                RESPONSE OF G&K SERVICES, INC. BOARD OF DIRECTORS

     The Board of Directors believes that the staggered system for electing directors provides enhanced continuity and stability in the Board's business strategies and policies. At all times, two-thirds of the directors will have had experience and familiarity with the Company's business and affairs. In addition, a classified board encourages long-term focus in the management of the business and affairs of a corporation. The Board believes continuity provides directors with a historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company -- decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources. In addition to providing experienced directors, a staggered board helps the corporation attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the corporation, its operation and its competitive environment.

     Board classification is further intended to give the corporation valuable protection against an unsolicited takeover unfavorable to shareholders. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value by encouraging persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. Because at least two annual shareholders' meetings will generally be required to effect a change in control of the Board, the classified board gives the incumbent directors time and leverage to review any takeover proposal, negotiate more favorable terms for shareholders and consider alternate proposals and strategies that may be in the best interest of the shareholders.

     The Board of Directors takes its responsibilities to the Company's shareholders seriously and does not believe that the use of a classified board reduces accountability. Shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the Board as each class of directors stands for reelection. In addition, the Board has fiduciary duties that do not depend on length of the directors' terms of office.

Vote Required

     Adoption of this shareholder proposal requires the approval of the holders of a majority of the voting power of the outstanding shares of Common Stock present and entitled to vote at the Meeting. However, adoption of this proposal will not automatically eliminate the classified board. Elimination of the classified board would require an amendment to the Company's Articles of Incorporation. Under Minnesota law, an amendment to the Company's Articles of Incorporation requires a recommendation from the Board of Directors prior to submission to the shareholders. While the Board of Directors would consider such an amendment, the Board remains subject to its fiduciary duty to act in the a manner it believes to be in the best interest of the Company and its shareholders generally. Upon a recommendation from the Board of Directors, an affirmative vote of at least 80% of the then-outstanding voting power of the Company would be required to repeal of the classified board provisions of the Company's Articles of Incorporation.

     FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

                                  OTHER MATTERS

Board of Directors and Committees

     Board of Directors. The Board of Directors held six meetings during fiscal 2003 and took action by written consent of the Board one time. The Company has an Audit Committee, a Compensation Committee and a Corporate Governance Committee of the Board of Directors. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he served during the 2003 fiscal year (or portion thereof).

     Corporate Governance Committee. On February 19, 2003, the Company established a corporate governance committee within the Board of Directors to be made up of two or more independent directors, at least one of which shall also serve on the Company's Compensation Committee. The primary role of the Corporate Governance Committee is to monitor the effectiveness of the Board in carrying out certain responsibilities by annually reviewing the performance of the Company's Chief Executive Officer and the operation of the full Board of Directors (including its Chairperson and committees).

     In addition, the Corporate Governance Committee presents qualified director candidates to the full Board and will consider qualified nominees recommended by shareholders. Any recommendations for nominees to be considered for election to the Board of Directors at the 2004 Annual Meeting of Shareholders should be submitted in writing to the attention of our Secretary at the Company's executive offices no later than July 9, 2004. In order to enable the Corporate Governance Committee to evaluate the qualifications of the recommended nominee, recommendations must include (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) a resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position; (e) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors (including, without limitation, a listing of any other Board of Directors on which the proposed nominee is a member); and (f) the consent of each nominee to serve as a director of the corporation if so elected.

     The Corporate Governance Committee, which presently consists of Chairman Donald W. Goldfus and Mr. M. Lenny Pippin, held one meeting during fiscal 2003 and did not take action by written consent.

     Audit Committee. The Company has established a three-member audit committee within the Board of Directors which assists the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter, as amended to date, is attached as Appendix A to this Proxy Statement. As set forth in the charter, the primary responsibilities of the Audit Committee include: (i) serving as an independent and objective party to monitor the Company's financial reporting process and internal control system; (ii) reviewing and appraising the audit efforts of the Company's independent accountants and internal audit department; and (iii) providing an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors. The charter also requires that the Audit Committee review and pre-approve the performance of all audit and non-audit accounting services to be performed by the Company's independent auditors, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee, which presently consists of Chairman Paul Baszucki and Messrs. Michael G. Allen and D.R. Verdoorn, held three meetings during fiscal 2003. In addition, the Audit Committee met and held discussions with financial management prior to the release of earnings information for the Company's completed fiscal periods and prior to the filing of each quarterly report on Form 10-Q with the Securities and Exchange Commission.

     The Board of Directors has determined that each member of the Audit Committee is an "independent director", as such term is defined by Section 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

     The report of the Audit Committee is set forth below.

     Compensation Committee. The Company's Compensation Committee, which presently consists of Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin, held four meetings during fiscal 2003 and took action by written consent one time. The Compensation Committee reviews the Company's remuneration policies and practices and makes recommendations to the Board in connection with all compensation matters affecting the executive officers of the Company.

Compensation Committee Interlocks and Insider Participation.

     The members of the Company's Board of Directors who served on the Compensation Committee during fiscal 2003 consist of Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin. Mr. Hope served as the Chief Executive Officer of the Company from January 1997 until January 1999, and served as the Company's Chief Operating Officer from 1993 to 1997.

Report of the Audit Committee

     The Company's Audit Committee presently consists of Chairman Paul Baszucki and Messrs. Michael G. Allen and D.R. Verdoorn. The Board of Directors has reviewed, assessed the adequacy of, and approved a written audit committee charter.

     The Audit Committee has reviewed the Company's audited financial statements for the last fiscal year and discussed them with management.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

                                                                   PAUL BASZUCKI
                                                                MICHAEL G. ALLEN
                                                                    D.R VERDOORN

Board Compensation Committee Report on Executive Compensation.

     Decisions on compensation of the Company's executive officers generally have been made by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Each member of the Compensation Committee is a non-employee director. The members of the Compensation Committee are Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin.

     All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the Company's compensation policies for the fiscal year ended June 28, 2003 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     There are three elements in the Company's executive compensation program, each of which is based on individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation.

     Base salary compensation is based on the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with comparable companies and the performance and potential of the incumbent in the job.

     For fiscal 2003, the Named Executive Officers of the Company, together with certain other vice presidents and regional vice presidents, were eligible to receive annual incentive compensation. The Compensation Committee established a targeted incentive opportunity for each executive officer expressed as a percentage of base salary. These percentages varied by executive officer, ranging from 40% to a high of 60% of base salary. Under certain circumstances, which included attaining certain financial objectives predetermined by the Compensation Committee, the executive officers were entitled to receive up to 150% of such targeted incentive compensation. The annual incentive program identified two performance measures, although the Compensation Committee retained discretion in considering additional factors in awarding incentive compensation. The two performance measures are earnings per share growth and total revenue growth and are weighted equally. For both the earnings per share and total revenue growth performance measures, achievement is based on meeting or exceeding operating plans approved by the Board of Directors of the Company. The Compensation Committee awarded annual incentive compensation to the Named Executive Officers for fiscal 2003 based on achievement against the above-mentioned performance criteria (Mr. Marcantonio's fiscal 2003 incentive compensation was a guaranteed payment per his Executive Employment Agreement).

     Long-term incentive compensation, pursuant to the Company's 1998 Stock Option and Compensation Plan, to the Chief Executive Officer, as well as other executive officers of the Company, is designed to integrate compensation with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company's shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executives and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

     On November 6, 2002, the Compensation Committee approved awards of non-qualified stock options to certain of the Company's executive officers as follows: Mr. Richard M. Fink, Chairman of the Board -- 12,300 shares; Mr. Richard L. Marcantonio, President and Chief Operating Officer -- 10,000 shares; Mr. Thomas R. Moberly, Chief Executive Officer -- 21,000 shares; Mr. Robert G. Wood, Executive Vice President -- 6,000 shares; and Mr. Jeffrey L. Wright, Chief Financial Officer and Secretary -- 9,000 shares. All of the above-referenced options were issued as of January 2, 2003, have an exercise price equal to $35.69 per share (the fair market value of the Common Stock on the grant date), and vest in three equal annual installments, beginning on the one-year anniversary of the grant. On November 6, 2002, the Compensation Committee approved an award of restricted stock to Mr. Marcantonio in the amount of 5,000 shares. Such award of restricted stock was granted on January 2, 2003 and vests in five equal annual installments beginning on the one-year anniversary of the grant. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

     The compensation of Mr. Moberly, who served as the Company's Chief Executive Officer in fiscal 2003, was determined by applying a process and philosophy similar to that of other executive officers. Mr. Moberly's annualized base salary was $500,000 from the beginning of fiscal 2003 until December 30, 2002, at which time Mr. Moberly's annualized base salary was raised to $550,000. Mr. Moberly was eligible for annual incentive compensation of sixty percent (60%) of his base salary, and received an incentive bonus for fiscal 2003, in the amount of $17,655 based on partial achievement of fiscal year revenue objectives. In 1997, Mr. Moberly received a restricted stock award of 4,732 shares. The award vests in seven equal annual installments, and 676 shares vested in 2003. Mr. Moberly received an award of 12,860 shares of restricted stock in 2002 that vests in five equal annual installments, with 2,572 shares vesting in 2003 on the one-year anniversary of the grant. Mr. Moberly received a payment in 2003 in the amount of approximately $7,546 to cover taxes due on the value of the restricted shares that vested in 2003. As noted above, Mr. Moberly was also awarded an option to acquire 21,000 shares of the Company's common stock at an exercise price of $35.69, which vests in three equal annual installments beginning on the one-year anniversary of the grant.

     The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

                                                                 WAYNE M. FORTUN
                                                               DONALD W. GOLDFUS
                                                                 WILLIAM M. HOPE
                                                                 M. LENNY PIPPIN

Certain Transactions

     The Company and Norstan, Inc., a Minnesota corporation of which Mr. Paul Baszucki serves as Chairman of the Board of Directors, have entered into a Services Agreement dated as of August 2, 1999. In fiscal 2003, the Company paid an aggregate of $104,171 to Norstan, Inc. in exchange for technology-related consulting and other professional services pursuant to this agreement.

     On June 25, 2002, the Company entered into an Executive Employment Agreement with Richard L. Marcantonio that became effective on July 15, 2002 and under which Mr. Marcantonio currently serves as the Company's President and Chief Operating Officer. Pursuant to this agreement, the Company was obligated to extend a $400,000 interest-free loan to Mr. Marcantonio to help offset certain expenses related to the transition from Mr. Marcantonio's former employment. As contemplated by the Executive Employment Agreement, the Company entered into a loan transaction with Mr. Marcantonio on July 26, 2002. Under the terms of the loan, the principal amount is payable in five annual installments of $80,000 beginning on the first anniversary of the date of the loan, except that the Company will forgive $40,000 of each installment so long as Mr. Marcantonio continues to be employed by the Company. The installment payments will further be reduced by the amount of any income tax imposed resulting from the above-referenced forgiveness or the interest-free nature of the loan. Mr. Marcantonio has pledged certain securities to the Company to secure his repayment obligations. The first installment of $80,000 became due and payable on July 26, 2003, of which $40,000 was forgiven by the Company. Mr. Marcantonio also benefited from a $17,720 "gross-up" by the Company to offset the income tax effect of the forgiven portion of the loan. To date, the outstanding principal balance of the loan is $320,000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Messrs. Fink, Marcantonio, Wood, Woodard and Wright each failed to report timely a January 2, 2003 stock option grants on a Form 4. In addition, Mr. Marcantonio reported a January 2, 2003 grant of restricted stock on a Form 4 filed on or about March 27, 2003, and Mr. Wright filed a Form 5 reporting a stock option grant for the fiscal year ended June 29, 2002 on or about September 11, 2002. Except as set forth above, based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended June 28, 2003, its officers, directors and greater-than-ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Proposals of Shareholders

     All proposals of shareholders intended to be included in the 2004 Proxy Statement of the Company and presented at the 2004 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before May 29, 2004.

Discretionary Proxy Voting Authority / Untimely Shareholder Proposals

     Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the Company's proxy statement. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

     With respect to the Company's 2004 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by August 12, 2004, the management proxies will be allowed to use their discretionary authority as outlined above.

Solicitation

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by special letter, or via the Internet.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            G&K SERVICES, INC.

                                            /s/ JEFFREY L, WRIGHT

                                            Jeffrey L. Wright, Secretary

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

                                   APPENDIX A

                               G&K SERVICES, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I. PURPOSE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of G&K Services, Inc. (the "Corporation") in fulfilling its oversight responsibilities by reviewing the integrity of financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     o Review and appraise the audit efforts of the Corporation's independent accountants and internal audit department.

     o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board.

     The Committee has the authority to obtain services and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

II. COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Nasdaq and any other appropriate body), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee should have a working familiarity with basic finance and accounting practices, including being able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. The committee shall use its best efforts to have, as one of its members, an individual who qualifies as an "audit committee financial expert" in compliance with the criteria established by the SEC and other relevant regulations at the time the regulations require disclosure of the existence of an audit committee financial expert. The existence of such an audit committee financial expert, including his or her name and whether or not he or she is independent, or the lack of an audit committee financial expert, shall be disclosed in the Corporation's periodic filings as required by the SEC.

     The members of the Committee and Chair of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

III. MEETINGS

     The Committee shall formally meet at least three times annually, or more frequently as circumstances dictate. As required, the Committee should meet with management, the director of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee is expected to:

     1. Provide an open avenue of communication between management, the internal audit department, the independent accountant, and the Board of Directors.

     2. Review the Committee's charter at least annually and recommend to the Board any necessary or desirable amendments as conditions may dictate.

     3. Maintain sole authority and responsibility for hiring and firing the independent accountants. Be directly responsible for the appointment, compensation, and oversight of the independent accountants' work (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.

     4. Confirm and assure the independence of the internal audit function and the independent accountant, including considering whether the independent accountant's performance of permissible non-audit services and the compensation received for such services is compatible with the independent accountant's independence.

     5. Review and pre-approve the performance of all audit and non-audit accounting services to be performed by the independent accountant (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), to the extent such services are permitted under applicable rules and regulation. By action of the Committee, the authority to grant pre-approval may be delegated to one or more designated members of the Committee who are independent members of the Board, with any such pre-approval to be reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in the Corporation's periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended.

     6. Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

     7. Consider and review with the independent accountant and the director of internal audit:

          (a) The adequacy of the Corporation's internal controls, including computerized information system controls and security.

          (b) The Corporation's risk assessment and risk management policies, including the Corporation's major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

          (c) Any related significant findings and recommendations of the independent accountant together with management's responses thereto.

     8. Review the items set forth below with management and the independent accountant at the completion of the annual examination, and recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K:

          (a)  The Corporation's financial statements and related footnotes.

          (b) The independent accountant's audit of the financial statements and his or her report thereon.

          (c) Any significant changes required in the independent accountant's audit plan.

          (d) Any serious difficulties or disputes with management encountered during the course of the audit.

          (e) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

     9. Consider and review with management and the director of internal audit the results of internal audits completed, including:

          (a) Significant findings during the year and management's responses thereto.

          (b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

          (c)  Any changes required in the planned scope of their audit plan.

          (d)  The internal audit department charter.

     10. As required, review with management and the independent accountant, the interim financial results that are filed with the SEC or other regulators.

     11. Review the Corporation's critical accounting policies and estimates and all alternative treatments of financial information within GAAP discussed between the independent accountants and management.

     12. Review the internal controls report prepared by management for insertion into the annual report and the independent account's attestation on the assertions of management that are contained in the internal controls report.

     13. Ensure there is a process for the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable accounting and auditing matters.

     14. Ensure procedures are established for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, auditing, and internal accounting controls.

     15. Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the ethics policies of the Corporation.

     16. Review and approve (with the concurrence of a majority of the disinterested members of the Board) any related party and affiliated party transactions.

     17. Evaluate audit committee effectiveness (i.e. self-assessment), as necessary.

     18. Report Committee actions to the Board with such recommendations, as the Committee may deem appropriate.

     19. The Committee will perform such other functions as required by law, the Corporation's charter or bylaws, or the Board.

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

                                  [PROXY CARD]

                               G&K SERVICES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                November 6, 2003

     The undersigned, a shareholder of G&K Services, Inc., hereby appoints Richard M. Fink and Jeffrey L. Wright, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of G&K Services, Inc. to be held at the Company's headquarters, 5995 Opus Parkway, Minnetonka, Minnesota, 55343, at 10:00 a.m. Central Standard Time, on Thursday, November 6, 2003, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

(1)  Proposal to elect three Class II directors for a term of three years.

     FOR all nominees listed below:              WITHHOLD AUTHORITY
     (except as marked to the contrary below)    to vote for all nominees listed
     below:

                               CLASS II DIRECTORS
                                (Three Year Term)

Paul Baszucki                Richard L. Marcantonio             Alice M. Richter

INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

        ------------------------------------------------------------------------

(2) Proposal to ratify the appointment of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for fiscal 2004.

                  FOR          AGAINST          ABSTAIN

(3) Proposal to vote upon a shareholder proposal recommending the declassification of the Company's Board of Directors.

                  FOR          AGAINST          ABSTAIN

(4) Upon such other business as may properly come before the meeting or any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
                             AND AGAINST PROPOSAL 3.

        (Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

                           (Continued from other side)

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR ratification of the appointment of auditors, and AGAINST the shareholder proposal recommending the declassification of the Company's Board of Directors.

                                         Dated   _______________________, 2003

                                         x_______________________________

                                         x_______________________________

(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)